Tenaris S.A.

Offer to Exchange American Depositary Shares

Offer to exchange one Tenaris ADS (representing 10 ordinary shares of Tenaris) for every 1.8904 Tamsa ADSs tendered.

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M. (NEW YORK CITY TIME) ON SEPTEMBER 12, 2003, UNLESS EXTENDED. YOU MAY WITHDRAW ANY SECURITIES TENDERED AT ANY TIME PRIOR TO THE EXPIRATION DATE.

IF YOU HAVE NOT TENDERED YOUR TAMSA ADSs BY THE EXPIRATION DATE OF THIS EXCHANGE OFFER, YOU WILL BE DEEMED TO HAVE INSTRUCTED THE TAMSA DEPOSITARY TO TENDER YOUR TAMSA ADSs IN EXCHANGE FOR TENARIS ADSs. ACCORDINGLY, IF YOU DO NOT WISH TO TENDER YOUR TAMSA ADSs, YOU MUST SURRENDER YOUR TAMSA ADSs TO THE TAMSA DEPOSITARY AND WITHDRAW THE UNDERLYING TAMSA SHARES BEFORE PRIOR TO THE EXPIRATION DATE. OTHERWISE, THE TAMSA DEPOSITARY WILL AUTOMATICALLY TENDER YOUR UNTENDERED TAMSA ADSs INTO THE EXCHANGE OFFER.

August 11, 2003

To Our Clients:

Enclosed for your consideration is the prospectus, dated August 8, 2003 (the “Prospectus”) and the related letter of transmittal relating to the exchange offer (the “Exchange Offer”) by Tenaris S.A., a corporation organized under the laws of Luxembourg (“Tenaris”). Tenaris is offering to exchange one American Depositary Share, commonly referred to as an ADS, of Tenaris (representing 10 ordinary shares of Tenaris) for every 1.8904 ADSs of Tubos de Acero de México S.A., a corporation organized under the laws of Mexico (“Tamsa”).

We are, or our nominee is, the holder of record of Tamsa ADSs held by us for your account. If, in addition to the Tamsa ADSs held by us for your account, you also hold Tamsa shares directly in the form of shares (as opposed to ADSs), these shares may be tendered into the Exchange Offer only if you first deposit these shares in exchange for Tamsa ADSs with JPMorgan Chase Bank, as depositary for Tamsa’s ADR program (the “Tamsa Depositary”), by September 10, 2003.

A tender of the Tamsa ADSs held by us for your account can be made only by us as the holder of record and pursuant to your instructions. The letter of transmittal is being furnished to you for information only and cannot be used by you to tender Tamsa ADSs held by us for your account.

Accordingly, we request instruction as to whether you wish to have us tender on your behalf any or all Tamsa ADSs held by us for your account.

Please note the following:

1.	The Exchange Offer is being made for all of the outstanding ADSs of Tamsa.

2.	If, in addition to the Tamsa ADSs held by us for your account, you also hold Tamsa shares directly in the form of shares (as opposed to ADSs), you may tender these shares into this Exchange Offer only if you deposit these shares in exchange for Tamsa ADSs with the Tamsa Depositary before 5:00 p.m., New York City time on September 10, 2003. After obtaining the Tamsa ADSs corresponding to the Tamsa shares you deposit, you must follow the procedures for tendering Tamsa ADSs outlined in this letter and in the Prospectus. If you have any questions regarding or require assistance in depositing your Tamsa shares for Tamsa ADSs, please contact the Tamsa depositary at JPMorgan Chase Bank, 500 Stanton Christiana Road, Newark, DE 19713, 3/Ops 4, Attention: ADR Settlements, telephone: (302) 552-0239, fax: (302) 552-0330.

3.	You will receive one ADS of Tenaris for every 1.8904 Tamsa ADSs and one ADS of Tenaris for every 9.4520 Tamsa shares, and will receive cash in lieu of fractional ADSs, as described in detail in the Prospectus.

4.	Tenaris will not be required to consummate the Exchange Offer if any legal restraints or prohibitions are imposed on this exchange offer, if government approvals that may be required subsequent to the date of the Prospectus are not received, or if a material adverse change occurs in the businesses of Tenaris or Tamsa. For additional information on these conditions, see “Part Three— The Exchange Offer— Conditions to Completion of this Exchange Offer” in the Prospectus. Tenaris has reserved the right to modify or waive any of these conditions in its discretion, subject to applicable law.

5.	Tenaris will, upon the terms and subject to the conditions of the Exchange Offer, exchange Tamsa ADSs validly tendered and not properly withdrawn before the expiration of the Exchange Offer. See “Part Three— The Exchange Offer” in the Prospectus.

6.	The Exchange Offer and the withdrawal rights will expire at 5:00 p.m., New York City time, on September 12, 2003, unless the Exchange Offer is extended.

7.	Exchange for Tamsa ADSs accepted for exchange pursuant to the Exchange Offer will be made after the exchange agent receives before the expiration date of the Exchange Offer a properly completed and duly executed letter of transmittal (or a copy thereof) with respect to the Tamsa ADSs being tendered, together with any required signature guarantees, or an agent’s message (as described in the Prospectus) in connection with a book-entry delivery of ADSs, and any other required documents; and the ADRs evidencing the Tamsa ADSs being tendered by mail or pursuant to the procedures for book-entry transfer set forth in the Prospectus (together with a confirmation of receipt of such ADRs).

8.	Holders of Tamsa ADSs that are outstanding and have not been tendered by the expiration date of this Exchange Offer will be deemed to have instructed the Tamsa Depositary to tender their Tamsa ADSs on their behalf in exchange for Tenaris ADSs. Accordingly, holders of Tamsa ADSs who do not wish to tender their Tamsa ADSs must surrender such Tamsa ADSs to the Tamsa Depositary and withdraw the underlying Tamsa shares prior to the expiration of the Exchange Offer. Otherwise, the Tamsa Depositary will automatically tender such untendered Tamsa ADSs into the Exchange Offer. However, in order to receive Tenaris ADSs in exchange for Tamsa ADSs tendered by the Tamsa Depositary on their behalf, holders of Tamsa ADSs must surrender their Tamsa ADS certificates to the Tamsa Depositary by March 12, 2004.

9.	Tenaris will pay, or cause to be paid, all security transfer taxes, if any, with respect to the issuance of Tenaris ADSs pursuant to the Exchange Offer, unless the holder tendering Tamsa ADSs differs from the person receiving Tenaris ADSs in exchange therefor or if a transfer tax is imposed for any reason other than the issuance of Tenaris ADSs pursuant to the Exchange Offer, in which case the transferor will need to pay the amount of any transfer taxes. Additionally, U.S. federal income tax backup withholding at a rate of 28% may be required on any payment of cash proceeds, unless an exemption applies or unless the required taxpayer identification information is provided.

10.	At the meeting of Tamsa’s board of directors on August 11, 2003, the board of directors of Tamsa determined that the Exchange Offer is fair to the holders of Tamsa shares and ADSs, other than Tenaris and its affiliates. Mexican law does not require a subject company to recommend acceptance or rejection of an exchange offer, but simply to state an opinion in connection with the exchange offer. Accordingly, as

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permitted by Mexican law, the board of directors of Tamsa stated its opinion in favor of the Exchange Offer but expressed no recommendation as to whether or not holders of Tamsa shares or ADSs tender should accept the Exchange Offer or tender their Tamsa shares or ADSs in exchange for Tenaris shares or ADSs.

11.	Tamsa and Tenaris petitioned the Mexican Stock Exchange to delist the Tamsa shares, subject to applicable law, effective on August 11, 2003, and Tamsa will terminate the deposit agreement relating to the Tamsa ADSs effective on September 12, 2003. Furthermore, it is expected that, following consummation of the Exchange Offer, Tamsa will no longer meet the listing requirements of the American Stock Exchange for continued listing and will, as soon as possible thereafter, petition the American Stock Exchange to delist the Tamsa shares and ADSs, subject to applicable law. The liquidity of any Tamsa shares outstanding after consummation of the Exchange Offer will be materially and adversely affected upon delisting as there will likely no longer be an active trading market for such Tamsa shares.

If you wish to have us tender any or all of the Tamsa ADSs held by us for your account, please instruct us to do so by completing, executing, detaching and returning to us the instruction form attached hereto. If you authorize the tender of your Tamsa ADSs, all those Tamsa ADSs will be tendered unless otherwise specified below. An envelope to return your instructions to us is enclosed. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION DATE.

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Tendering Instructions for ADSs of Tubos de Acero de México, S.A. (Tamsa)

The undersigned acknowledge(s) receipt of your letter dated August 11, 2003, the prospectus dated August 8, 2003 (the “Prospectus”) and the related letter of transmittal relating to the offer by Tenaris S.A. to exchange all of the outstanding shares and ADSs of Tamsa pursuant to the Exchange Offer.

This will instruct you to tender the number of Tamsa ADSs indicated below, or if no number is indicated below, all Tamsa ADSs, held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Prospectus and the related letter of transmittal.

Dated                                         , 2003

Number of Tamsa ADSs to be tendered:

Tamsa ADSs*

*	Unless otherwise indicated, it will be assumed that all Tamsa ADSs of the undersigned are to be tendered. To the extent you do not wish to exchange Tamsa ADSs for Tenaris ADSs, you must arrange with your broker to surrender such Tamsa ADSs to the Tamsa Depositary and withdraw the underlying Tamsa shares before the expiration of the Exchange Offer.

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